Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 1, 2006, with respect to the consolidated financial statements and schedule of Knight-Ridder, Inc., Knight-Ridder, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Knight-Ridder, Inc. incorporated by reference in the Registration Statement (Form S-4) and related Prospectus of The McClatchy Company for the registration of shares of its Class A common stock.

/s/ ERNST & YOUNG LLP

San Jose, California

April 12, 2006